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                                  EXHIBIT 99.1

Tuesday December 14, 8:16 am Eastern Time

Company Press Release

SOURCE: American Cyanamid Company

AMERICAN CYANAMID AND HYSEQ SIGN BROAD SCALE GENE PRODUCT AGREEMENT

PARSIPPANY, N.J., and SUNNYVALE, Calif., Dec. 14 /PRNewswire/ -- American Cyanamid Company, a subsidiary of American Home Products Corporation (NYSE:
AHP) and Hyseq, Inc. (Nasdaq: HYSQ) announced today that they have entered into a multi-year agreement to discover genes and develop gene products. The collaboration involves Hyseq's high throughput genomics and bioinformatics technologies. Hyseq will collaborate exclusively with American Cyanamid in the agricultural field to use its proprietary technology and know-how to develop products for use in crop protection, crop production and use as nutraceuticals, human and animal foodstuffs, industrial products and chemical intermediates, as well as plant-based production of pharmaceuticals.

"American Cyanamid has been using biotechnology in its research efforts for a number of years, and was actually the first to market a herbicide tolerant crop with the introduction of imidazolinone tolerant corn in 1992. We have been developing an expanded biotechnology strategy for more than two years now. Our initiatives will utilize both our proprietary technology and research capabilities and external collaborations," said Dr. Mark Atwood, president, Cyanamid Global Agricultural Products Research Division. "We believe that this agreement with Hyseq allows us to take a quantum leap forward in our genomics and bioinformation research and development. Hyseq's proprietary technologies and know-how strengthen our genomics capability. We are excited about how we will apply the results of these technologies to improve the productivity and utilization of plants for a broad range of uses."

Under the terms the agreement, Hyseq will receive $60 million in revenues over a 3.5 year period and future royalty payments for products originating from the collaboration. Both companies retain the non-exclusive right to use the results and technologies developed in the collaboration for applications outside of agriculture and both will receive royalty payments for products originating from the collaboration.

"Hyseq has used its proprietary technology to sift through over 12 million samples for internal use, and over 6 million for our partners, to functionally target manageable numbers of pharmaceutical product candidates," said Lewis S. Gruber, Hyseq's president and chief executive officer. "We are pleased to combine Hyseq's expertise in genomics with American Cyanamid's strong track record in aggressively developing and marketing technology-based products and its global presence in agricultural production. We believe this collaboration will provide the largest amount of information ever available on genes with agricultural significance."

"Cyanamid is working to identify genes that can play an important role in enhancing the value of crops. This agreement with Hyseq allows us to accelerate our efforts," said Dr. Howard Minigh, president, Cyanamid Global Agricultural Products. "Working with technology and marketing


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partners, Cyanamid will continue to provide innovative solutions that will add economic value to our customers and benefit consumers."

"With our focus on the development of biopharmaceuticals, such as our IL-1Hy1 potential anti-inflammatory and CD39-L4 potential anti-clotting drug candidates, our collaboration with American Cyanamid in agriculture is an ideal fit into Hyseq's business strategy," said Mark E. Gitter, Hyseq's chief financial officer. "We are currently developing our product candidates that came out of our screening process and look forward to repeating this success with American Cyanamid."

American Cyanamid is a leading global developer and marketer of crop protection products for agricultural, specialty and consumer markets. Cyanamid produces and markets herbicides, insecticides and fungicides in the major agricultural regions of the world. Cyanamid is a subsidiary of American Home Products Corporation, one of the world's largest research-based pharmaceutical and health care product companies. AHP is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products and animal health care.

Hyseq is a biopharmaceutical company with a growing pipeline of therapeutic and diagnostic product candidates for meeting medical and healthcare needs. Hyseq uses its proprietary technology with its partners for therapeutic and diagnostic target discovery and pharmacogenomics and polymorphism analysis, and in its DNA analysis tools such as the HyChip(TM) system. Information about Hyseq is available at http://www.hyseq.com or by phoning 408-524-8100. Hyseq's wholly owned subsidiary, GeneSolutions Inc., offers genomic resources to pharmaceutical and biomedical researchers on the Internet at http://www.genesolutions.com.

The statements in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Act of 1995. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions and that involve risks and uncertainties including those detailed from time to time in the periodic reports of AHP and Hyseq, including quarterly reports on Form 10 Q and the respective company annual reports on Form 10-K, filed with the Securities and Exchange Commission. Actual results may differ from the forward-looking statements. Hyseq disclaims any intent or obligation to update its forward-looking statements.